Exhibit 10.3

INTERIM OPERATING AGREEMENT

This Interim Operating Agreement (this “Agreement”) is made as of December 20, 2016 (the “Effective Date”) by and between LIMAB LLC, a Delaware limited liability company, or its designee (“LIMAB” or “Operator”), and Cosi, Inc., a Delaware corporation (“Cosi”), Hearthstone Partners, LLC, a Massachusetts limited liability company, Hearthstone Associates, LLC, a Massachusetts limited liability company, Xando Cosi Maryland, Inc., a Maryland corporation, and Cosi Sandwich Bar, Inc., a Delaware corporation (together with Cosi, collectively, the “Owner” or “Debtors”).

WHEREAS, Owner is engaged in the business of operating and franchising the “COSI” chain of international casual dining restaurants (the “Business”);

WHEREAS, on September 28, 2016 (the “Petition Date”), the Debtors commenced a case under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1330 (the “Bankruptcy Code”), by filing a voluntary petition for relief in the United States Bankruptcy Court for the District of Massachusetts (the “Bankruptcy Court”), Case No. 16-13704 (MSH);

WHEREAS, Owner and Operator are parties to an Asset Purchase Agreement, dated as of October 18, 2016 (as amended, from time to time, the “Cosi APA”), which is subject to the approval of the Bankruptcy Court, and Operator was declared the “Winning Bidder” for the Purchased Assets pursuant to that certain Notice of Winning Bidder and Cancellation of Auction dated November 29, 2016 (Docket No. 459);

WHEREAS, pursuant to and in connection with Amendment No. 4 to the Cosi APA, in lieu of the Closing under the Cosi APA, and in order to maximize the value of the assets of these estates (and minimize the administrative burdens on the estates) for the benefit of all parties, Operator has requested that Owner pursue the confirmation and consummation of a plan under chapter 11 of the Bankruptcy Code on terms reasonably acceptable to Operator (the “Plan”), containing (a) terms and provisions that result, on the effective date of the Plan (the “Plan Effective Date”), in substantially the same economic benefits for Debtors and their estates with respect to the cash portion of the Purchase Price as provided under the Cosi APA, by means of the use of a plan administrator or other mechanism to administer claims and the use and distribution of available cash, (b) terms and provisions that result, on the Plan Effective Date, in substantially the same economic benefits and control benefits for Operator with respect to the Purchased Assets and the Business as well as the benefits available by effecting such transactions under a chapter 11 plan, and (c) containing other plan terms and provisions reasonably requested by Operator, including terms and provisions designed to preserve net operating losses and other tax attributes of Cosi (the pursuit of the Plan on such terms, the “Plan Option”);

WHEREAS, on the date hereof, as security for Operator’s obligations to consummate the Transactions under the Cosi APA or the Plan Option, and in addition to Owner’s ability to set off any liability on account of such obligations against Operator’s claims in these cases after entry of an appropriate order, Operator shall deposit in one or more segregated bank accounts maintained by Owner, free and clear of any and all claims and liens, and subject to disbursement or disposition only (other than as set forth below) pursuant to further order of the Bankruptcy Court, the amount of the cash portion of the Purchase Price (including Cure Costs) that would have been paid by Operator on the date hereof had the date hereof been the Closing Date;

WHEREAS, at any time prior to the Plan Effective Date, Operator shall have the right to cause Owner to consummate the Closing under the Cosi APA;

WHEREAS, at any time after a material default by Operator of this Agreement as set forth herein in Section 8, Owner shall have the rights set forth herein in Section 8;

WHEREAS, in furtherance of the foregoing, Owner and Operator have agreed to enter into this Agreement relating to (i) the implementation of the Plan Option and (ii) the operation, maintenance, benefits, losses, risks and costs of the Business following the Effective Date until the Closing under the Cosi APA or the Plan Effective Date; and

WHEREAS, the effectiveness of this Agreement is subject to approval of the Bankruptcy Court.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and in the Cosi APA and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             Definitions.

For purposes of this Agreement, capitalized terms not otherwise defined herein shall have the same meanings given to them in the Cosi APA.

2.             Certain Implementing Transactions and Agreements.

(a)           On or before the Effective Date, Owner and Operator shall enter into that certain Amendment No. 4 to Asset Purchase Agreement in the form attached hereto as Exhibit A.

(b)           On or before the Effective Date, the following shall have occurred:

(i)
Operator shall pay, via wire transfer of immediately available funds to the accounts set forth on Schedule 1 hereto, the amounts set forth on Schedule 1, totaling $4,550,000[1] (the “Cash Payment”).  The Cash Payment shall be held in segregated accounts controlled by the Debtors (including a separate account to be available exclusively for cure costs (the “Cure Cost Amount”) and shall not be subject to any claims, liens or interests whatsoever.  Subject to Section 8 herein, the Cash Payment shall be used solely to satisfy under the Cosi APA, if a Closing occurs, or the Plan Option, if consummated, (i) the obligation of Operator to pay applicable counterparties of the applicable Assigned Contracts Cure Costs of up to $1,500,000 as contemplated by Section 2.05(a)(ii) of the Cosi APA and (ii) the obligation of Operator to pay a cash portion of the Purchase Price as contemplated by Section 2.05(a)(iv) of the Cosi APA in the amount of (x) $4,650,000 less (y) certain reserves under Amendment No. 3 to the Cosi APA and the amount by which obligations under the DIP Facility exceed $4,100,000.   The payment of the Cash Payment shall fully satisfy and discharge Operator’s obligations under Sections 2.05(a)(ii) and 2.05(a)(iv) and Operator’s corresponding obligations under 2.10(b) of the Cosi APA.  The Cash Payment shall be held solely as security for Operator’s obligations to make payments required under Section 2.05(a) and 2.10(b) of the Cosi APA, and shall only be disbursed to the full control of the Debtors upon the earlier of (i) the Closing under the Cosi APA, (ii) the Plan Effective Date, or (iii) further order of the Bankruptcy Court.  For the avoidance of doubt, in no event shall any portion of the Cash Payment be disbursed or used for any purpose other than in connection with the Closing or the Plan Effective Date, without further order of the Bankruptcy Court; provided however, on or after the Effective Date, Owner shall be entitled without further order of the Bankruptcy Court to use the Cash Payment to pay the payments contemplated by Schedule 2;[2]

1 For the avoidance of doubt, this amount is calculated as follows (a) $4,650,000 cash component of Purchase Price, plus (b) maximum cure amount that is responsibility of Buyer ($1,500,000), minus (c) the reserves for Fast Casual and Dubai contemplated by the Third Amendment (which are $525K + $975K +$100K), minus (d) the amount (if any) by which the DIP Obligations on the Effective Date exceed $4,100,000.

2 For the avoidance of doubt, Schedule 2 identifies categories of administrative and priority claims which arose prior to the Effective Date or which are expected to arise after the Effective Date.

(ii)
Operator shall deposit with Owner, via wire transfer of immediately available funds to the account set forth on Schedule 1 hereto or borrowing under the DIP Facility the amount of $500,000 which funds shall secure Operator’s indemnification obligations under this Agreement (the “Indemnification Deposit”) and which funds be kept in account and not disbursed without order of the Bankruptcy Court except that the balance will be returned to Operator fifteen (15) Business Days after the Plan Effective Date or the  Closing Date, as applicable, except to the extent that an indemnitee has asserted before such date a good faith and specific claim for indemnification prior to the expiration of that period of fifteen (15) Business Days;

(iii)
Owner shall draw the debtor-in-possession financing facility (“DIP Facility”) sufficient to satisfy all expenses required to be satisfied by Owner as of a sale closing on the Effective Date in the absence of the effectuation of the Plan Option[3], which expenses are set forth on Schedule 3 (the “DIP Funds”); further, no additional interest, fees or other charges shall arise or accrue under the DIP Facility on or after the Effective Date; further, any interest, fees or other charges that are owed under the DIP Facility as of the Effective Date shall not be secured by the Cash Payment, the DIP Funds or the Indemnification Deposit; and

3 For the avoidance of doubt, Schedule 3 identifies those obligations and expenses of Owner which Owner will either (i) pay on or shortly after the Effective Date or (ii) hold in a segregated account to pay if needed at Closing or on the Plan Effective Date.  Further, the obligations and expenses of Owner on Schedule 3 are consistent with the cash flow budget attached to the proposed Final Order Under 11 U.S.C. §§ 105(a), 361, 362(c)(2), 363(e) and 364 and Fed. R. Bankr. P. 2002, 4001 and 9014(I)(A) authorizing Debtors to Obtain Post-Petition Financing and (B) Utilize Cash Collateral, and (II) Granting Adequate Protection to Prepetition Secured Parties.

(iv)
a final order shall be entered in respect of the DIP Facility in form and substance satisfactory to Owner and Operator, which final order shall include provisions that the obligations under the DIP Facility shall not be secured by the Cash Payment, the DIP Funds, the Indemnification Deposit, the Indemnification Deposit or the Estate Allocated Funds (as defined in Section 4(b) herein).

(c)           Upon written notice by Operator (the “Operator APA Closing Election”), Owner shall use commercially reasonable efforts to cause the Closing under the Cosi APA to occur as soon as possible, including obtaining the entry of the Sale Order and executing and delivering the closing deliveries (unless and except to the extent any such deliveries are waived by Operator) contemplated by Section 2.09 of the Cosi APA.

(d)           Upon the occurrence of a Material Default by Operator (as defined herein in Section 8(a)), which default is not remedied by Operator within the Default Cure Period (as defined herein in Section 8(a)), Owner shall have the right to provide written notice to Operator  directing Operator to close the sale under the Cosi APA (the “Owner APA Closing Election”).  Upon receipt of the Owner APA Closing Election, Operator shall use commercially reasonable efforts to cause the Closing under the Cosi APA to occur as soon as possible, including cooperating with Owner in obtaining the entry of the Sale Order.  In connection with any such Closing, Operator acknowledges and agrees that, with the exception of (i) entry of the Sale Order and such Sale Order being in full force and effect, (ii) the absence of any court order preventing a Closing, (iii) the delivery of the closing deliverables required by Sections 7.02(g) and 7.02(h) (provided, however, that entry of the Sale Order shall be sufficient to satisfy the requirements of Section 2.09(h) as to counter-parties to Contracts), Section 7.02(j), Section 7.02(k), and Section 7.02(l) of the Cosi APA, (iv) the execution of any documents by Seller, prepared by Purchaser and presented to Seller within twenty-five (25) days after the Closing or the Plan Effective Date, reasonably required to evidence and effectuate the assignment and transfer of all Purchased Assets contemplated by the Cosi APA, and (v) the execution of any documents by Seller, prepared by Purchaser and presented to Seller within twenty-five (25) days after the Closing or the Plan Effective Date, reasonably required to evidence and effectuate the transfer or replacement of all applicable Permits and Licenses pursuant to Section 7.02(i), all of Owner’s conditions to Closing under the Cosi APA are deemed satisfied or waived by Operator.

3.             Term.

Subject to Bankruptcy Court approval, the term of this Agreement shall commence at 12:00 a.m. New York City, New York time on December 20, 2016 and end on the earliest of:

(a)	the Plan Effective Date;

(b)	the Closing Date;

(c)	five (5) Business Days after written notice from Operator that it wishes to terminate this Agreement;

(d)	if a Material Default by Operator has occurred (as defined by Section 8), five (5) Business Days after written notice from Owner that it wishes to terminate this Agreement; and

(e)	June 30, 2017 (the “Term”), unless extended once for a period of 30 days at the election of Operator.

4.             Prosecution of Plan; Responsibility for Expenses.

During the Term and unless and until Operator makes the Operator APA Closing Election or the Term ends pursuant to Section 3, Owner will use commercially reasonable efforts to obtain confirmation of the Plan Option on terms consistent with the Cosi APA and otherwise reasonably acceptable to Operator.  The parties acknowledge that Operator bears the risk that confirmation of the Plan is subject to approval of the Bankruptcy Court.

(a)           Operator Expense Obligations During Term.

Whether or not the Plan is confirmed, Operator agrees to pay to Owner or fund under the DIP Facility, without duplication, the following:

(i)
all expenses regarding operation of the Business (including, without limitation, all expenses related to employees, inclusive of expense reimbursements, purchase of supplies and inventory, insurance, inclusive of deductibles, rent and related leasing costs, inclusive of any expenses related to relocations, security, licensing, permitting and renewal) directly incurred by Owner during the Term as a result of the operation of the Purchased Assets and the Business in accordance with this Agreement (“Term Operational Expenses”).  For the avoidance of doubt, Term Operational expenses also include, without limitation, the fees incurred and/or accrued for payment of U.S. Trustee operating fees incurred due to operating the Business during the Term;[4]

(ii)
all reasonable, actually incurred out-of-pocket costs incurred by Owner during the Term as a direct result of the legal prosecution of the Plan Option (other than fees and expenses of professionals) (the “Owner Plan Expenses”); provided that Owner shall provide reasonable advance notice to Operator before incurring any individual obligation (or related set of obligations) for Owner Plan Expenses in excess of $5,000; and

4 For the avoidance of doubt, Section 4(a)(i) relates to the actual fees required to be paid to the United States Trustee based among other things, disbursements by Owner.  In contrast, Section 5(c) relates to the costs incurred in preparing the reporting to be submitted to the United States Trustee.

(iii)
all Bankruptcy Court approved fees and expenses incurred during the Term by the following retained professionals to the extent directly related to drafting, negotiating and prosecuting the Plan Option: (1) Mirick, O’Connell, DeMallie & Lougee, LLP, (2) The O’Connor Group, Inc., (3) BDO USA, LLP, (4) DLA Piper LLP (US), (5) Nixon Peabody, LLC, (6) Deloitte CRG; (7) counsel fees incurred by Owner’s board of directors to the extent related to this Agreement and the Plan Option (in an amount not to exceed $15,000 without the consent of Operator, such consent not to be unreasonably denied), and (8) any other professionals retained by the Debtors’ bankruptcy estate and approved by the Bankruptcy Court; provided that the inclusion of such additional specific professional as one to be paid by Operator shall be approved by Operator acting reasonably.  For the avoidance of doubt, except as set forth on Schedule 2, Operator shall not be responsible for the payment of (i) any administrative expenses arising prior to the Term and (ii) any administrative expenses arising during the Term that are unrelated to the Plan Option (collectively, the “Estate Administrative Expenses”), as described in Section 4(b).  In addition, it is acknowledged that Operator’s professionals and Mirick, O’Connell, DeMallie & Lougee, LLP shall take the lead and provide substantially all of the services directly related to the drafting, negotiating and prosecuting the Plan; such professionals shall confer with one another in good faith regarding the allocation of tasks in cost-effective and efficient manner, and to the extent that any other professional anticipate incurring fees and expenses directly related to the drafting, negotiating and prosecution of the Plan in an amount in excess of $20,000 they shall provide reasonable advance notice to Operator.

(b)           Owner Expense Obligations During Term.

Owner shall be responsible for payment of the costs or expenses of administering the bankruptcy estates which accrue during the Term to the extent that those costs or expenses do not directly relate to drafting, negotiating and prosecuting the Plan Option (i.e., the Estate Administrative Expenses).  For the avoidance of doubt, the Estate Administrative Expenses are those costs and expenses related to the process of reviewing, objecting, allowing, settling, and making distributions on claims, administering or collecting on assets of the estate other than the Purchased Assets, and/or pursuing Avoidance Actions, inclusive of any professional fees and expenses related thereto.  It is the intent of this Section 4(b) to make clear that the Estate Administrative Expenses will be paid, covered, and distributed by Owner out of the Cash Payment, the reserved amounts under the Cosi APA, and the liquidation of assets of the estates other than the Purchased Assets (collectively “Estate Allocated Funds”), and Operator shall have no such responsibility to pay or fund Estate Administrative Expenses.  Notwithstanding the foregoing, the Debtors may use the portion of the Estate Allocated Funds not attributable to Cure Costs to pay administrative expenses incurred prior to the conclusion of the Term as set forth on Schedule 2.  For the avoidance of doubt, no Operator liens shall attach to the Estate Allocated Funds.

(c)           Pre-Term Estate Obligations.

Except as set forth in this Agreement or in the Cosi APA, Operator shall have no obligation to pay the unsecured claims, secured claims, administrative expenses and priority claims to the extent those claims were incurred by the estates prior to the Term and all such claims shall be paid, covered, and distributed out of the Estate Allocated Funds, and Operator shall have no such responsibility to pay or fund any such claims.

(d)           Payment of Contract Cure Costs.

At Closing or on the Plan Effective Date, Cure Costs related to the Assigned Contracts shall be paid by Owner and Operator as contemplated by the Cosi APA, including by the use of the portion of the Cash Payment attributable to Operator’s share of Cure Costs (up to $1,500,000) and by the use of the Estate Allocated Funds for Owner’s share of Cure Costs (amounts over $1,500,000).  Operator shall be responsible for payment of any and all Cure Costs which may accrue after the Effective Date including, without limitation, any additional actual pecuniary losses of counter-parties to Assumed Contracts.

5.             Operation of the Business During the Term.

(a)           Owner shall retain title to the Purchased Assets during the Term; however, except as otherwise provided herein, Operator shall assume the expense and risk of loss and injury that relate to the operation by Operator of the Purchased Assets for use in the Business and that arise as a result of actions or omissions in relation to the Purchased Assets and the Business occurring during the Term.  Owner and Operator agree that during the Term, the machinery, equipment, and other personal property included in the Purchased Assets and located at any of the Premises may, at the sole discretion of Operator, remain at the Premises, as applicable, and Owner shall reasonably cooperate with Operator to preserve the Purchased Assets in their current condition, subject to ordinary wear and tear.  For the avoidance of doubt, during the Term, Owner shall be considered the tenant under all leases and the counterparty under all executory contracts and nothing in this Agreement shall be deemed to allow any landlord or party (other than Owner) to an executory contract to declare a default or otherwise terminate such lease or executory contract, except for the termination of any such leases or executory contract (i) that is expiring or terminating in the ordinary course and which Owner and Operator have agreed not to extend or renew or which does not provide for extension or renewal, or (ii) that Owner and Operator otherwise agree to terminate.  To the extent necessary, the respective rights and obligations under this Agreement will be deemed modified to avoid any default or right by any landlord or by any other party to terminate any lease or executory contract or otherwise impair the value of any Purchased Assets or the intended benefits of the Transactions.

(b)           Subject to Bankruptcy Court approval when and if required, during the Term, Owner hereby grants Operator complete and exclusive interim control over, and authority to operate and direct, all aspects of the Business, including the Purchased Assets and the right to relocate any Purchased Assets and the physical location of employment of any such personnel; provided, however, Operator will consult with Owner regarding the proposed movement of any physical locations during the Term, including Owner’s corporate headquarters and any proposal for the movement of physical locations, including relocation of employees, shall be reasonably calculated to enhance the value of the Business and shall require Owner’s consent, which shall not be unreasonably delayed or withheld.  Further, if Operator proposes the relocation of Owner’s corporate headquarters, Operator shall ensure that Owner will continue to have sufficient accommodations to conduct its business as Owner and Owner’s business records shall continue to be maintained and accessible to Owner.  For the avoidance of doubt, during the Term, Operator shall be able to employ and engage its agents and employees directly on the premises of Owner and direct all aspects of the operation of the Business.  During the Term, unless directed by Operator, Owner shall reasonably cooperate with Operator to maintain all tangible and intangible Purchased Assets used in the operation of the Business as of immediately prior to the Effective Date and to continue to operate the Business and the Purchased Assets as a going concern.

(c)           Operator shall assist Owner during the Term with any and all of its debtor-in-possession reporting obligations including, without limitation, providing Owner with financial information necessary to timely complete monthly operating reports when due, to respond to any and all inquiries for information by the Office of the United States Trustee (the “U.S. Trustee”), and to prepare any and all tax returns during the Term.  During the Term, all fees and expenses incurred by Owner in the preparation and filing of (i) annual federal tax returns and (ii) all reporting required by the U.S. Trustee shall be born 50% by Owner and 50% by Operator.  With the exception of annual federal tax returns, all fees and expenses incurred by Owner in reporting to any other taxing authorities shall be incurred and paid by Operator.

(d)           Operator shall provide the following financial information to Owner:

(i)
As soon as practicable after the Effective Date and not later than ten (10) Business Days thereafter, a 12 week cash flow forecast in a similar format to the cash flow forecast prepared by Owner prior to the Term;

(ii)	on a daily basis (A) daily cash report, (B) leadership sales report, (C) sales and labor report, and (D) catering sales report;

(iii)
on a weekly basis, in a similar format to the reporting prepared by Owner prior to the Term, due on Wednesday of each week for the week ending on Monday (i.e., two days prior):  (A) 13 week cash flow variance reports with supporting schedules, (B) cash receipts detail, and (C) cash disbursement detail; and

(iv)
on a monthly basis, by the seventh (7th) day of the following month: (A) accounts payable and accounts receivable aging balances, (B) balance sheet, (C) income statement, (D) cash flow statement, and (E) bank account reconciliations reports.

(e)          Operator shall promptly provide Owner with any and all information in its possession and control that may be reasonably requested by Owner in order to respond to any legal actions or requests for information by shareholders, creditors and any other party in interest.

(f)            Operator shall be entitled to all accounts receivable and all profit, collections, income and revenue attributable to the Business and the Purchased Assets and, except as expressly set forth in this Agreement, shall bear all costs and expenses relating to the Purchased Assets and the operation of the Business that have arisen since the Petition Date or which arise during the Term, including any and all operational losses.  Operator may fund the costs and expenses relating to the Purchased Assets and operation of the Business pursuant to advances to Owner under the DIP Facility or other means in its sole discretion; provided, however, no interest, fees, or any other costs shall accrue on the DIP Facility on or after the Effective Date.

(g)           The parties shall cooperate with each other and provide such assistance as is reasonably required for Operator to manage and operate the Business in the ordinary course.  Such cooperation shall include, but not be limited to, (i) the timely provision of any information reasonably required in connection with the operation of the Business, (ii) the collection of credit card payments by Owner on Operator’s behalf from customers of the Business and (iii) providing Operator with access to Owner’s bank accounts to the extent necessary to operate the Business.

(h)           Owner and Operator will reasonably cooperate regarding the collection of franchise revenues payable prior to the Effective Date and the enforcement of the Fast Casual Franchise agreement during the Term.  Owner shall bear its costs and expenses of collection and enforcement.

(i)            Subject to Bankruptcy Court approval if required, Operator shall have the right to direct Owner to amend or renew any lease or executory contracts that constitute any part of the Purchased Assets.  Operator shall bear any and all costs of Owner related to any such amendment or renewal including, without limitation, fees and expenses related to obtaining Bankruptcy Court approval.  Operator shall have the right to direct Owner to not treat a contract as a Purchased Asset in accordance with the Cosi APA.

6.             Owner Personnel.

(a)           During the Term (and for long as the applicable Seconded Employee (as defined below) remains employed by Owner), Owner shall, pursuant to the terms of this Agreement, second to Operator the Seconded Employees to operate and conduct the Business.  Operator will operate the Business with the Seconded Employees and such other employees, consultants, agents and representatives as Operator may determine in its sole discretion.  The services provided to Operator by the Seconded Employees pursuant to this Agreement are referred to herein as the “Services.”  Subject to Owner’s right to be reimbursed by Operator for costs and expenses in accordance with Sections 6(h) and 6(i), Owner shall be responsible for payment of, and shall satisfy all obligations with respect to, all costs and expenses required in connection with the employment of the Seconded Employees, including salaries, wages, other cash compensation, employee benefits and overhead and administrative expenses, the reporting and payment of social security and other payroll taxes, workers’ compensation insurance premiums and all other applicable costs and expenses.  Owner shall have the right to determine the terms and conditions on which it employs the Seconded Employees including the compensation and benefits to which the Seconded Employees may be eligible; provided, however, that such terms and conditions of employment shall be consistent with Owner’s past employment practices and the terms of Section 5.01 of the Cosi APA, and any changes to compensation or benefits shall be subject to the prior written approval of Operator.

(b)           Each Business Employee listed on Schedule 4 shall, during the period of time that such individual is seconded to Operator under this Agreement (the “Period of Secondment”), be referred to individually herein as a “Seconded Employee” and, collectively, as the “Seconded Employees.”  Each Seconded Employee shall devote all of his or her working time to the performance of the Services during such Seconded Employee’s Period of Secondment.  Operator may, in its discretion, provide to each Seconded Employee notices or other information regarding such Seconded Employee’s secondment and the terms of such secondment.

(c)           Operator has the right to terminate the secondment to it of any Seconded Employee for any reason at any time upon not less than three (3) Business Days prior written notice to Owner.  Upon the termination of the secondment of any Seconded Employee (whether as a result of termination of the secondment of such Seconded Employee by either party hereto or the Seconded Employee’s resignation of employment), such Seconded Employee will cease performing services for Operator and will cease to be a Seconded Employee for the purposes of this Agreement and Owner shall have no right to payment from Operator for  any salary, wages or benefits or other costs and liabilities relating to such Seconded Employees that accrue after the end of such Seconded Employee’s Period of Secondment.  Notwithstanding the foregoing,  if, pursuant to the terms of the Cosi APA or the Plan Option, the employment of any Seconded Employee transfers to Operator upon the Closing, the terms of the Cosi APA or the Plan Option shall govern such Seconded Employee’s transfer of employment to Operator.  If Owner reasonably requests, during a Seconded Employee’s Period of Secondment, Operator will provide (or cause to be provided) notices to Seconded Employees from Owner.

(d)           The Seconded Employees will remain at all times during their Periods of Secondment employees of Owner, but, in addition, during their respective Periods of Secondment they will also be joint employees of Operator and deemed to have been jointly hired by Owner and Operator for these purposes.  The parties hereto expressly recognize that both Owner and Operator are the statutory employers of the Seconded Employees for workers’ compensation purposes; provided, however, that Operator shall have primary authority, direction and control over the Seconded Employees in the performance of the Services.

(e)           In the course and scope of performing any Seconded Employee’s job functions for Operator during such Seconded Employee’s Secondment Period, the Seconded Employee will report into Operator’s management structure.  Those Seconded Employees who serve as supervisors or managers and who are called upon to oversee the work of other Seconded Employees performing the Services or to provide management support on behalf of Operator are designated by Operator as supervisors to act on the behalf of Operator in supervising the Seconded Employees.  Any Seconded Employee so designated will be acting on behalf of Operator when supervising the work of the Seconded Employees or when they are otherwise providing management support on behalf of Operator.

(f)            At all times during the Term, Owner will maintain workers’ compensation and employer’s liability insurance (either through an insurance company or qualified self-insured program) which shall include and afford coverage to the Seconded Employees during their respective Periods of Secondment.  Owner will name Operator as a named insured, additional insured, or alternate employer, as applicable, under such insurance policies or qualified self-insured programs.  Subject to Section 6(h), Operator shall reimburse Owner for all (100%) of the amount of the workers’ compensation and employer’s liability insurance premiums relating to the Seconded Employees with respect to their Periods of Secondment.  For the purposes of workers’ compensation and employment laws and employer’s liability coverage, Owner and Operator will be joint employers of the Seconded Employees during their Period of Secondment.

(g)           Operator shall not be a participating employer in any benefit plan of Owner or any of its affiliates and any participation by Seconded Employees in any benefit plans of Owner shall be in respect of their employment by Owner.  Owner shall remain solely responsible for all obligations and liabilities arising with respect to any benefit plans relating to any Seconded Employees and Operator shall not assume any benefit plan or have any obligations or liabilities arising thereunder, in each case except for costs properly chargeable to Operator under the terms of this Agreement.

(h)           During the Term, to the extent that Operator and Owner, working together in good faith, determine that Owner has insufficient funds in its general operating accounts to fund payroll and fulfill Owner’s other obligations in connection with this Agreement and the operation of the Business, Owner shall borrow additional funds under the DIP Facility in an amount, determined by Operator and Owner working together in good faith, sufficient to enable Owner to fulfil such obligations.

(i)            Subject to the other terms herein, and after accounting for any Advanced Payroll Amounts that have already been provided by Operator for an applicable calendar week, Operator shall reimburse Owner in accordance with this Section 6(i) for those costs and expenses described in Sections 6(i)(A)-(H) below that are actually incurred by Owner in connection with Owner’s employment of each Seconded Employee during such Seconded Employee’s Period of Secondment (such amounts, minus the Advanced Payroll Amounts for a given calendar week, are referred to as the “Seconded Employee Expenses”).  Where it is not reasonably practicable to determine the amount of any Seconded Employee Expense, Owner and Operator shall mutually agree on the method of determining or estimating such Seconded Employee Expense.  The Seconded Employee Expenses shall include the costs and expenses arising out of or in connection with (to the extent that such sums are in excess of the amount paid by Operator as Advanced Payroll Amounts):

(A)         salary, wages, overtime pay (if applicable) and other cash compensation (including payroll and other taxes associated therewith) and including any employee expense reimbursements;

(B)          401(k) plan administration costs, any cash expense for matching 401(k) contributions made by Owner, any deferred compensation plan administration costs and any cash expense for deferred compensation plan matching contributions made by Owner;

(C)          cash or premiums paid, or expenses incurred, with respect to vacation, sick leave, short term disability benefits, and any leave of absence, including maternity;

(D)          medical, dental and prescription drug coverage;

(E)          flexible benefits plan, including medical care and dependent care expense reimbursement programs;

(F)          disability insurance;

(G)         100% of the cost of workers’ compensation and employer’s liability insurance premiums; and

(H)          life insurance and accidental death and dismemberment insurance.

(j)            Operator and Owner acknowledge and agree that Owner shall be responsible for paying the Seconded Employee Expenses (or providing the employee benefits with respect thereto, as applicable) to the Seconded Employees, but that Operator shall be responsible for reimbursing Owner for the Seconded Employee Expenses in accordance with this Section 6(j).  Within 10 days after the expiration of each calendar month during the Term (a “Completed Month”), Owner shall provide Operator with an invoice setting forth the Seconded Employee Expenses for such Completed Month.  Operator shall pay to Owner the applicable Seconded Employee Expenses with respect to each Completed Month within 10 days of its receipt of the invoice for such Completed Month.  Within 20 days following the end of each calendar quarter, Owner shall provide Operator with supporting documentation reflecting and documenting the Seconded Employee Expenses incurred by Owner during such calendar quarter (the “Supporting Documentation”).  In the event of a discrepancy between the amounts reflected in the Supporting Documentation and the amounts set forth in the invoices for the calendar quarter to which the Supporting Documentation relates, the parties hereto shall promptly meet and seek to reconcile the amounts and Operator shall, if applicable, either issue a credit (which shall be offset against amounts owed by Operators in future invoices) or an additional invoice for any amounts due.

7.             Use of Premises.

(a)           Owner hereby agrees to grant to Operator the use of a portion of the existing physical space and facilities that are used in connection with the Business, including the building and office space currently used for the corporate headquarters of the Business located at 294 Washington Street, Suite 510, Boston, Massachusetts 02108 (the “HQ Building”) and all of the store locations under leases with Owner (“Store Premises”).  Operator shall be responsible for and shall pay when due all obligations as they arise during the Term for the HQ Building and the Store Premises.

(b)           The parties recognize that the use of certain portions of the HQ Building and the Store Premises (the “Premises”) are needed by Operator to operate the Business in accordance with this Agreement and Owner to administer its bankruptcy estate during the Term and agree to work cooperatively in respect of use of the Premises, and without limiting the foregoing, Operator will make available office space for up to three (3) Owner representatives at the HQ Building subject to Operator’s reasonable security measures.

(c)           Subject to Bankruptcy Court approval if and when required, with all costs of obtaining approval to be borne by Operator, Operator will have the right to and shall manage all third party services provided to the Premises, including the right to amend, terminate and reject any contracts with service providers, including, as applicable, telecommunications services, data processing, computer services, internet services, electricity, water and heating, ventilating and air conditioning at the levels provided immediately prior to the Effective Date and at levels reasonably sufficient to allow Operator to conduct the Business as the Business was conducted prior to the Effective Date or as Operator otherwise determines in its sole discretion.

(d)           Operator may use the Premises consistent with the operation of the Business prior to the Effective Date and only for the specific, allowed purposes set forth in the respective lease agreements governing such locations.  Operator shall observe and comply with all laws with respect to Operator’s use of each of the Premises.  Operator shall not do or permit anything to be done in, about or with respect to any of the Premises which would (i) injure any Premises, (ii) vibrate, shake, overload, or impair the efficient operation of any Premises or any of the building systems located therein, (iii) violate the terms of any of the Premises leases, or (iv) violate any laws, rules or regulations applicable to Operator’s use of each of the Premises or operation of the Business.

(e)           Operator accepts each of the Premises in “as is” condition.  During its use of the Premises, Operator shall maintain each of the Premises in neat, orderly condition and shall repair any damage to any of the facilities at the Premises caused by Operator or its agents, employees, Seconded Employees, contractors or invitees; provided however that Operator shall not be responsible for the actions of Owner or its agents, employees, contractors, or invitees prior to the commencement of the Term, but Operator shall be responsible for any acts and omissions, damage caused by, or the bad faith, willful misconduct, negligence or gross negligence of any of the Seconded Employees during such Seconded Employee’s Period of Secondment or any of its agents, employees, contractors or invitees on or after the commencement date of the Term.

(f)            Each party shall use commercially reasonable efforts to prevent its agents, employees or contractors from discovering or otherwise coming into contact with confidential information of the other party at any shared Premise.  If, despite such efforts, any such confidential information is discovered by a party, such party shall immediately inform the other party of such discovery, and shall hold, and cause its employees, agents, contractors, and invitees to hold, such information confidential.

8.             Breach.

(a)           In the event of a material breach by Operator of its payment obligations under this Agreement including Section 6 hereof (“Material Default”), Operator shall cure such breach as soon as practicable, but in any event within five (5) Business Days after written notice thereof is delivered by Owner (the “Default Cure Period”).  If there is a dispute as to the occurrence of a Material Default, such dispute shall be determined by the Bankruptcy Court.

(b)           If Owner provides Operator with a written notice of a Material Default under this Agreement and Operator fails to remedy the Material Default within the Default Cure Period, then Owner shall be immediately entitled to notify Operator that Owner has elected the Owner APA Closing Election.  If all conditions to Closing in the Cosi APA have been satisfied or waived by the party entitled thereto, and Operator fails to close the Cosi APA within ten (10) Business Days of such conditions being satisfied or waived:

(i)
Owner shall be entitled to liquidated damages as follows (A) Owner shall be entitled to retain the Cash Payment (other than the cure cost amount) and (B) Owner shall be entitled to retain the DIP Funds (collectively, the “Liquidated Damages”);

(ii)
Owner shall be entitled to setoff against the Cure Cost Amount any other damages incurred as a result of the Material Breach; provided, however, that setoff of the full Cure Cost Amount shall not limit Operator’s indemnification obligations or relieve Operator of any indemnification obligations in excess of the Cure Cost Amount; and

(iii)	Owner shall be entitled to pursue further indemnification claims against Operator which claims shall be secured by the Indemnification Deposit.

(c)          For purposes of notice of a Default, notice shall be sufficient if provided in accordance with the notice provisions set forth in Section 10 hereof.

9.             Indemnity; Waiver of Consequential Damages.

(a)           Indemnity by Operator.  Subject to Section 9(c) hereof, Operator will defend, indemnify, and hold harmless Owner, and each of its respective officers, directors, members, managers, attorneys, employees (other than Seconded Employees), including any of the forgoing who may be “acting” or “interim”, and agents, successors, and assigns (each an “Owner Indemnified Party” and collectively, “Owner Indemnified Parties”), from and against any and all costs, losses, liabilities and expenses of any nature,  including, without limitation, reasonable attorneys’ fees, costs and expenses (“Indemnification Claims”), arising out of or relating directly to: (i) third party claims related to Operator’s operation and management of the Business during the Term (other than claims relating to any Excluded Asset); (ii) any dispute between Operator and Owner’s customers, franchisees or suppliers during the Term; (iii) any liabilities claims, actions, suits, or proceedings arising from conduct of the Business during the Term (other than liabilities, claims, actions, suits or proceedings relating to any Excluded Asset); and (iv) the bad faith, willful misconduct, negligence or gross negligence of an Operator Indemnified Party or a breach of this Agreement by Operator.  Operator will further defend, indemnify, and hold harmless each Owner Indemnified Party from and against any and all costs, losses, liabilities and expenses arising out of or directly relating to any act or omission by Operator in connection with is direction or control of Seconded Employees, except to the extent such losses are covered by any workers’ compensation insurance.  Operator acknowledges and agrees that neither Owner nor any of its affiliates shall be liable for any acts or omissions by the Seconded Employees in the performance of the Services or for any other acts or omissions by the Seconded Employees under the control or direction of Operator.  Operator’s indemnification obligations shall not apply to any Indemnification Claims arising out of or relating to Owner’s bad faith, willful misconduct, negligence or gross negligence or a breach of this Agreement by Owner or any of the Owner Indemnified Parties.

(b)           Indemnity by Owner.  Subject to Section 9(c) hereof, Owner will defend, indemnify, and hold harmless Operator, and each of its respective officers, directors, members, managers, attorneys, employees and agents, successors, and assigns (each an “Operator Indemnified Party” and collectively, “Operator Indemnified Parties”) from and against any and all Indemnification Claims arising out of or relating to the bad faith, willful misconduct, negligence or gross negligence of an Owner Indemnified Party or a breach of this Agreement by Owner.  Owner will further defend, indemnify and hold harmless each Operator Indemnified Party from and against any and all Indemnification Claims arising out of or relating to any act or omission by Owner or its affiliates in connection with its employment of the Seconded Employees (including any failure by Owner to properly pay all compensation and provide all benefits due to the Seconded Employees and to properly report and pay all social security and payroll taxes relating to the Seconded Employees), except to the extent such losses are covered by any workers’ compensation insurance.  Owner’s indemnification obligations shall not apply to Indemnification Claims arising out of or relating to bad faith, willful misconduct, negligence or gross negligence or a breach of this Agreement by (i) Operator, (ii) any Seconded Employees, or (iii) any of the Operator Indemnified Parties.

(c)          Waiver of Consequential Damages.  UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, MULTIPLE OR PUNITIVE DAMAGES WHATSOEVER ARISING OUT OF THIS AGREEMENT (INCLUDING LOST PROFITS) REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, NEGLIGENCE, ARISING UNDER STATUTE OR OTHERWISE.

10.           Notices.

All notices, requests, demands and other communications shall be given in accordance with Section 10.02 of the Cosi APA.

11.           General Provisions.

(a)           Independent Contractor Status.  The status of Operator shall be that of independent contractor and nothing set forth herein shall be deemed to constitute any partnership, joint venture, fiduciary relationship, agency, or similar relationship between the parties hereto.  Neither party hereto shall represent to any third party that any such partnership, joint venture, fiduciary relationship or agency exists in respect of this Agreement, or that Operator is acting on behalf of Owner pursuant to this Agreement in any capacity other than that of independent contractor.  Nothing in this Agreement confers authority upon either party to enter into any commitment or agreement binding on the other.

(b)           Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, representations or warranties, whether oral or written, by any party hereto or any officer, director, employee or representative of any party hereto.  No modification or waiver of any provision of this Agreement will be valid unless it is in writing and signed by the party to be charged therewith.

(c)           Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof.

(d)           Assignability.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.  Neither Owner nor Operator may assign this Agreement or any interest herein without the prior written consent of the other party hereto; provided that, Operator may, in its sole discretion, assign all or any portion of its rights and obligations hereunder to one or more affiliates of Operator.

(e)           Counterparts.  This Agreement may be executed in multiple counterparts (including those transmitted by facsimile or other electronic format), each of which shall be deemed in original but all of which together shall constitute one and the same instrument.

(f)            Effect of Headings.  The titles of section headings herein contained have been provided for convenience of reference only and shall not affect the meaning of construction of any of the provisions hereof.

(g)           Waivers.  Compliance with any condition or covenant set forth herein may not be waived except by a writing duly executed by the party or parties to be bound.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereto, and any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise thereof shall not preclude any further exercise thereof or the exercise of any other such right, power or privilege.

(h)           Governing Law.  This Agreement shall be governed by and construed in accordance with federal bankruptcy law, to the extent applicable, and, where state law is implicated, the internal laws of the State of New York, without giving effect to any principles of conflicts of law.  The parties hereto agree that the Bankruptcy Court shall be the exclusive forum for enforcement of this Agreement, and (only for the limited purpose of such enforcement) submit to the jurisdiction thereof; provided that if the Bankruptcy Court determines that it does not have subject matter jurisdiction over any action or proceeding arising out of or relating to this Agreement, then each party: (a) agrees that all such actions or proceedings shall be heard and determined in a New York federal court sitting in The City of New York; (b) irrevocably submits to the jurisdiction of such court in any such action or proceeding; (c) consents that any such action or proceeding may be brought in such courts and waives any objection that such party may now or hereafter have to the venue or jurisdiction or that such action or proceeding was brought in an inconvenient court; and (d) agrees that service of process in any such action or proceeding may be effected by providing a copy thereof by any of the methods of delivery permitted by the Purchase Agreement to such party at its address as provided in the Purchase Agreement; provided that nothing herein shall affect the right to effect service of process in any other manner permitted by Law, and to the extent applicable, the Bankruptcy Code.

(i)            WAIVER OF RIGHT TO TRIAL BY JURY.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) RELATING TO THIS AGREEMENT OR ANY AGREEMENTS CONTEMPLATED HEREIN OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(j)            Construction.  The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, or neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.  References to “this Agreement” shall include all Exhibits, Schedules, and other agreements, instruments or other documents attached hereto.  The words “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  References in this Agreement to Articles, sections, Schedules, or Exhibits are to Articles or sections of, Schedules or Exhibits to, this Agreement, except to the extent otherwise specified herein.  References to the consent or approval of any party hereto mean the written consent or approval of such party, which may be withheld, conditioned or delayed in such party’s sole and absolute discretion, except to the extent otherwise specified herein.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  Any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only, are not part of this Agreement and do not in any way limit or modify the provisions of this Agreement and shall not affect the interpretation hereof.  Unless otherwise specified herein, payments that are required to be made under this Agreement shall be paid by wire transfer of immediately available funds to an account designated in advance by the party entitled to receive such payment.  All references to “dollars” or “$” or “US$” in this Agreement means U.S. dollars.

(k)           Time Periods.  Any action required hereunder to be taken within a certain number of days shall be taken within that number of calendar days; provided, however, that if the last day for taking action falls on a weekend or a legal holiday in the State of New York, the period during which such action may be taken shall be automatically extended to the next Business Day.

(l)            No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against either party.

(m)          Specific Performance.  The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties hereto shall be entitled to specific performance of the terms hereof (without the posting of any bond), in addition to any other remedy at law or equity, except as otherwise provided herein.

(n)           Further Assurances.  The parties hereto agree to make, do, execute, deliver, or cause to be made, done, executed, and delivered, all such further acts, instruments, assurances, and things, including certificates or powers of attorney confirming Operator’s authority to act on behalf of Owner, as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and to give effect to the transactions contemplated hereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple counterparts as of the date set forth above by their duly authorized representatives.

OPERATOR:

LIMAB LLC

By:	/s/Andrew Berger
Name:	Andrew Berger
Title:	Manager

Signature Page to Operating Management Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple counterparts as of the date set forth above by their duly authorized representatives.

OWNER:

COSI, INC.

By:	/s/Patrick Bennett
Name:	Patrick Bennett
Title:	Interim CEO & President

HEARTHSTONE PARTNERS, LLC

By:	/s/Patrick Bennett
Name:	Patrick Bennett
Title:	Interim CEO & President

HEARTHSTONE ASSOCIATES, LLC

By:	/s/Patrick Bennett
Name:	Patrick Bennett
Title:	Interim CEO & President

XANDO COSI MARYLAND, INC.

By:	/s/Patrick Bennett
Name:	Patrick Bennett
Title:	Interim CEO & President

COSI SANDWICH BAR, INC.

By:	/s/Patrick Bennett
Name:	Patrick Bennett
Title:	Interim CEO & President

Signature Page to Operating Management Agreement

DRAFT SCHEDULE
Subject to review and without prejudice to rights under Operating Agreement and Cosi APA

SCHEDULE 1

CASH PAYMENT DIRECTIONS

1.	Cash Portion of Purchase Price (net of holdbacks)

$ 3,050,000 to Account # ____________

2.	Cure Cost Amount

$1,500,000 to Account # _____________

3.	Indemnification Deposit

$500,000 (via drawing under the DIP Facility) to Account # _____________

4.
DIP Funds – to be drawn on the Effective Date under the DIP Facility pursuant to the Budget attached to the proposed Final Order Under 11 U.S.C. §§ 105(a), 361, 362(c)(2), 363(e) and 364 and Fed. R. Bankr. P. 2002, 4001 and 9014(I)(A) authorizing Debtors to Obtain Post-Petition Financing and (B) Utilize Cash Collateral, and (II) Granting Adequate Protection to Prepetition Secured Parties).

$2,294,127 (via drawing under the DIP Facility) to Account # _____________ and to be allocated for the purposes set forth on Schedule 3.

5.	General Operating Account

Advanced Payroll Amounts to Account #_____________

6.	Payroll Dispute Account (to use same account as #4 above)

Payroll Dispute Amounts (if any) to Account #_____________

DRAFT SCHEDULE
Subject to review and without prejudice to rights under Operating Agreement and Cosi APA

SCHEDULE 2

ADMINISTRATIVE EXPENSES
WHICH MAY BE DRAWN FROM CASH PAYMENT

1.	Mirick O’Connell LLP - Fees and Expenses

2.	DLA Piper (as counsel for certain franchise issues) - Legal Fees and Expenses

3.	BDO USA LLP - Fees and Expenses

4.	Nixon Peabody - Fees and Expenses

5.	Deloitte -Fee and Expenses

6.	Board of Director Fees

8.	Public Company Fees

9.	The O’Connor Group, Inc. - Fees and Expenses

10.	Labor and Staffing Expenses to comply with debtor-in-possession responsibilities

11.	R. Kominsky (CRO - Success Fee)

12.	Other – [Owner reviewing]

DRAFT SCHEDULE
Subject to review and without prejudice to rights under Operating Agreement and Cosi APA

SCHEDULE 3

DIP EXPENSES
REQUIRED ALLOCATION OF FUNDS AS OF THE EFFECTIVE DATE TO BE FUNDED BY (I) DRAWING UNDER THE DIP FACILITY AND (II) USE OF FUNDS IN OWNER’S OPERATING ACCOUNT AS OF THE EFFECTIVE DATE

Expense	Cost	Description	Hold until Closing/Plan Effective Date or Fund When Due

Store Labor and taxes	374,465	Final week’s payroll	Fund when due in December

G&A Labor and Taxes	49,746	Final week’s payroll	Fund when due in December

Health Insurance	220,000	Run out fund	Hold until Closing/Plan Effective Date

Accrued PTO	230,000	Accrued	Hold until Closing/Plan Effective Date

401K	2,700	Final week’s payroll	Fund when due in December

Aetna Admin Fee	27,000	December Fee	Fund when due in December

Sales Tax	561,140	November and 19 days of December	Fund when due for November and December sales taxes

*may be partially disbursed prior to Effective Date; to be reconciled after Effective Date.

Insurance*	553,750	D&O extension and tail EPLI extension only	Fund when due in December

*may be partially disbursed prior to Effective Date; to be reconciled after Effective Date.

KERP	103,200	Final Payment	Fund when due in December

CRO Legal Fees	40,000	Incurred, not yet billed	Pay when approved by Court

US Trustee Fees	21,300	Expected Q4 Fee	Fund when due in January

PACA/Deposits	225,000	Various/Gordon	Fund when Court approves

Committee Legal/Consulting	430,697	Estimate through 12/19	Pay per engagement order

Debtors’ Legal Fees (Mirick)	507,594	Estimate through 12/19	Pay per engagement order

Debtors’ Legal Fees (DLA)	17,500	Estimate through 12/19	Pay per engagement order

The O’Connor Group, Inc.	52,000	Estimate through 12/19	Fund when due in December

*may be partially disbursed prior to Effective Date; to be reconciled after Effective Date.

Employee Expense Reimbursements	8,000	Estimate through 12/19	Fund when due in December

Other Restructuring	7,500	Temporary staffing	Fund when due in December

TOTAL	$3,431,592

DRAFT SCHEDULE
Subject to review and without prejudice to rights under Operating Agreement and Cosi APA

SCHEDULE 4

SECONDED EMPLOYEES
(See Attached)

EXHIBIT A

AMENDMENT NO. 4 TO ASSET PURCHASE AGREEMENT
(See Attached)